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Exhibit A

With respect to the unaudited consolidated financial information for Pharmacia & Upjohn, Inc., for each of the three-month and nine-month periods ended September 30, 1999 and 1998, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated October 26, 1999 appearing below, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.


                         INDEPENDENT ACCOUNTANT'S REPORT

To the Shareholders and Board of Directors of Pharmacia & Upjohn, Inc.

We have reviewed the condensed consolidated balance sheets of Pharmacia & Upjohn, Inc., and its subsidiaries (the "Company") as of September 30, 1999, and December 31, 1998 and the related consolidated statements of earnings and condensed consolidated statements of cash flows for each of the three-month and nine-month periods ended September 30, 1999 and 1998. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.


PricewaterhouseCoopers LLP

Florham Park, New Jersey
October 26, 1999


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